Exhibit 10.3
MINING LEASE AND AGREEMENT

THIS MINING LEASE AND AGREEMENT (this "Agreement"), made and effective this 1St day of April, 2011 ("Effective Date"), and by and between Spartan Gold, Ltd., a Nevada Corporation ("Spartan"), and K & K Tomera Lands, LLC, a Nevada Limited Liability Company, Robert J. Wines, Manager (hereinafter individually and collectively called "Owner"):

WITNESSETH:

In consideration of an initial advance minimum royalty ("AMR") payment of SEVENTEEN DOLLARS and FIFTY CENTS ($17.50) per net mineral acre of the Property (the "Initial Payment"), made to Owner upon execution of this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the promises and covenants contained in this Agreement, Owner and Spartan agree as follows:

ARTICLE ONE
REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1Owner represents and warrants to Spartan, that to the best of Owner's knowledge and belief:

a.           They own the entire right, title and interest to the property described in Exhibit A attached hereto, except that Owner's interest in and to the parcel described as Section 35, T.31N., R.53E., M.D.B.&M., is a 50% undivided interest, (collectively referred to herein as the "Property"), located in Elko County, Nevada, and containing 1,760 net mineral acres, more or less;

b.           That the Property is free and clear of all liens, clouds, encumbrances and adverse claims of third parties, except as set forth herein;

c.           That Owner has good and valid right and authority to make and deliver this Agreement;

d.           That the Property is not burdened with any royalties, overriding royalties or payments on production;

e.           That the Property is not subject to any prior agreement, encumbrances, burden or restriction created by any act or instrument of Owner; and

f.           Owner or others with Owner's permission have conducted mining or industrial operations or activities upon the Property prior to the date of this Agreement, such as exploration, but to the best knowledge and information of Owner has not conducted other surface and underground disturbances (including, but not limited to, underground workings, waste dumps, and tailings). For the term of this Agreement, Owner hereby irrevocably assigns to Spartan any and all rights of indemnity, if any, which Owner may have or hold, from or against any third parties for any damages arising from such activities, if any, conducted by such third parties.

1.2  Spartan represents and covenants to Owner:

a.           Spartan shall indemnify and hold harmless Owner from all liability, including attorney's fees and costs, arising out of Spartan's exploration and other activities upon the Property hereunder, including but not limited to environmental and reclamation liabilities under existing and future laws and regulations. The indemnity set forth herein shall survive termination or expiration of this Agreement.

b.           It is understood and agreed by the Parties that Spartan entered into an Option and Mining Claim Acquisition Agreement ("Option Agreement") effective December 20, 2010, by and between Mexivada Mining Corporation, a Nevada Corporation, Spartan, and Sphere Resources, Inc., a corporation incorporated under the laws of Yukon, Canada, for the exclusive right and option to acquire an undivided seventy percent (70%) interest in and to the property described in said Option Agreement located in Elko County, Nevada, and referred to by the parties as the Poker Flats Property. Part of the Property described in this Mining Lease and Agreement is located within the Area of Interest described in the Option Agreement and, as provided in the Option Agreement, Spartan will give notice to the Optionor (Mexivada Mining Corporation) that the Property herein described shall be included in and form part of the property described in the Option Agreement (the Poker Flats Property) and shall be subject to all of the terms and conditions of the Option Agreement. In all events, Spartan and all successors and assigns shall be bound by the terms and provisions hereof.

ARTICLE TWO
GRANT

2.1  Owner hereby grants, lets and leases exclusively to Spartan the Property, for the term hereof, together with all ores and minerals of every kind, except geothermal resources, coal and oil and gas and other hydrocarbons, water (collectively, "Excluded Substances") and sand and gravel, in, on or under the Property, with the exclusive right to prospect and explore for, mine by any method now known or hereafter discovered (including, but not limited to, underground, open pit, in-situ and solution methods), process by any method now known or hereafter discovered, mill, prepare for market, store, sell, and dispose of the same; and together with all such rights-of-way and easements to the extent owned by Owner, if any, through, over, on or appertaining to the Property. In the event Owner acquires any additional rights, titles or interests in the Property after the execution of this Agreement, all such additional rights, titles and interests shall be subject to this Agreement.

ARTICLE THREE
LESSER INTEREST; THIRD PARTY CLAIMS

3.1  If Owner's title is less than as stated in Article 1 hereof or is subject to a superior adverse interest, all payments, including AMR and Production Royalty payments, without limitation, to be made to Owner hereunder shall be reduced to the same proportion thereof as the undivided interest in the Property solely owned by Owner bears to the entire interest in the Property. However, Owner shall not be required to reimburse Spartan for an AMR or Production Royalty overpayments paid by Spartan to Owner prior to discovery of the superior adverse interest or of the lesser interest.

ARTICLE FOUR
TERM

4.1 Unless sooner terminated as provided in this Agreement, the term of this Agreement shall be for a primary period of ten (10) years from the Effective Date and shall continue so long thereafter as Commercial Mining Operations are being conducted on the Property. "Commercial Mining Operations" shall mean production in commercial quantities of any leased minerals that has not ceased after commencement for a period of more than eighteen months, provided that if Spartan has commenced development of a mine at the end of the primary term and thereafter Spartan diligently continues completion of such development and commencement of production in commercial quantities, such development shall be considered as Commercial Mining Operations. Nothing set forth herein shall relieve Spartan of its obligation to pay either AMR or Royalty Payments, as provided herein.

4.2 Provided that Spartan is conducting exploration, development or mining operations on the Property at the end of the primary term set forth in Article 4.1, above, Spartan shall have the option to extend the primary term of this Agreement for an additional period of TEN (10) YEARS. In order to exercise such option, Spartan shall provide notice of its election prior to the end of the initial primary term and shall also tender the AMR payment set forth in Article 5.1(a) for the Tenth Anniversary. Notwithstanding termination, expiration or surrender of this Agreement, Spartan shall nevertheless have the right of ingress and egress from the Property and the right to complete such reclamation and restoration of the Property and to make such inspections as may be required by law, for so long after termination of this Agreement as is reasonably necessary to complete all such reclamation, restoration and inspections or as limited by any surface use agreement pertaining to the Property or any portion thereof.

ARTICLE FIVE
ADVANCE MINIMUM ROYALTY (AMR) PAYMENTS

5.1 Initial Payment. The Initial Payment made to Owner upon execution of this Agreement satisfies the advance minimum royalty (AMR) payment obligation for the first year of the Agreement.

a. Annual Payments. In order to maintain this Agreement in effect, Spartan shall, so long as this Agreement shall remain in effect, pay to Owner subsequent AMR payments on the anniversary of the Effective Date of this Agreement, commencing on the first anniversary as follows:

Due Date AMR payment amount due

First and Second Anniversaries $17.50 per acre

Third and Fourth Anniversaries $21.00 per acre

Fifth and Sixth Anniversaries $24.50 per acre

Seventh and subsequent Anniversaries

As long as this Agreement remains in effect $28.00 per acre.

Acreage is based upon 100% net mineral acres owned and leased by Owner at the time the payment is due (subject to Article 5.1(b) below).

b. Minimum. The AMR payments set forth in this Article 5 shall be due and payable only if this Agreement is in effect on any anniversary date. Notwithstanding any partial surrender or termination pursuant to Article 13, in no event shall the AMR payment in any year be less than ten thousand dollars ($10,000.00).

5.2 Recoupment. All AMR payments made to Owner shall be accumulated and be credited against and be subject to recoupment out of eighty (80) percent of Production Royalty specified in Article 6, with the remaining twenty (20) percent of Production Royalty being payable to Owner. Said right of recovery shall apply to the first such Production Royalty payments accruing and shall continue thereafter until Spartan has recovered the full amount of allowable previously paid AMR payments. In no event shall the combined amount of AMR and Production Royalty actually paid to Owner in an annual period commencing on an Anniversary Date when recoupment is occurring be less than the amount stated in Article 5.1 (a). All AMR payments accruing subsequent to the first Production Royalty payment to Owner shall be recovered and deducted in a like manner from Production Royalty payments thereafter accruing. AMR payments not recouped by Spartan from Production Royalty within ten (10) years after the AMR payment became due shall not be recoupable from subsequent Production Royalty. Spartan shall pay when due the annual AMR payments to Owner due hereunder each and every year during the term of this Agreement.

ARTICLE SIX
PRODUCTION ROYALTY

6.1 Spartan shall pay to Owner a nonparticipating Production Royalty of FIVE PERCENT (5%) of Net Smelter Returns, as defined in Exhibit B attached hereto and incorporated by this reference, based upon Owner's net mineral ownership. By way of example, if Owner's net mineral ownership is an undivided TWENTY-FIVE PERCENT (25%), then the Production Royalty would be 1.25% of Net Smelter Returns. Calculation and payment of Production Royalty shall be made pursuant to Exhibit B.

6.2 All payments and royalties payable hereunder may be made by Spartan's check, and delivery thereof shall be deemed completed on the mailing thereof by certified mail to Owner as follows:

K & K TOMERA LANDS, LLC % Robert J. Wines
687 6th Street, Suite 1
Elko, NV 89801

ARTICLE SEVEN
WORK PLAN

7.1  Spartan shall have sole discretion to determine the extent of its work, if any, on the Property and the time or times for beginning, continuing or resuming such work thereon. All activities carried out by Spartan under this Agreement shall conform with the laws and regulations of the State of Nevada and the United States.

ARTICLE EIGHT
TITLE CURE

8.1  Upon request, Owner shall make available such abstracts of title and other title records pertaining to the Property which Owner may have to aid Spartan in any title examination it may wish to undertake. Spartan may, but shall have no obligation to, investigate and cure as it sees fit any defects in title to the Property which Owner fails to remedy after notice by Spartan. Owner shall cooperate fully with Spartan in the curing of any such title defect, and Spartan shall reimburse Owner for Owner's actual expenses resulting from its cooperation in this effort. All expenses incurred by Spartan in this effort or incurred by Owner and reimbursed by Spartan shall be taken as a credit by Spartan against any Production Royalties payable hereunder to Owner in the same manner as AMR payments.

8.2  Spartan may cancel and terminate this Agreement within NINETY (90) DAYS of the effective date if it determines after examination of title documents that Owner does not have valid title or ownership of the Property as represented and warranted in Paragraph 1.1 above and the defects in title cannot be cured as provided herein. Upon such termination of this Agreement, all consideration paid by Spartan to Owner upon execution of this Agreement shall be returned and refunded to Spartan and Spartan shall have no further obligations hereunder.

ARTICLE NINE
CROSS-MINING RIGHTS: COMMINGLING

9.1 Without limiting the generality of the rights granted in Article 2 above, Owner hereby grants Spartan the right to mine or remove from the Property any ores, waste, or other materials existing therein or thereon, through or by means of shafts or openings which may be sunk or made upon adjoining or nearby property owned or controlled by Spartan; and Spartan may use the Property and any shafts, openings thereon for the mining, removal and/or stockpiling of any ores, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, permanently preventing the mining or removal of ore from the Property. Spartan shall make appropriate arrangements with the owner of the surface estate and/or water rights prior to removal and discharge of water from the Property.

9.2 Spartan may commingle ore from the Property with ore from other properties, either before or after concentration or beneficiation, so long as the data to determine the weight and assay, both of the ore removed from the Property and of other ores to be commingled, are obtained by Spartan.

Spartan shall use that weight and assay data to allocate the royalties from the commingled ore between the Property and other properties from which the other commingled ore was removed. All such weight, assay and allocation calculations by Spartan shall be done in a manner recognized by the mining industry as practical and sufficient.

9.3  In the event Spartan or its successors and assigns shall desire to utilize the surface estate of any of the Property in which Owner owns any interest in the mineral estate, as a waste dump, heap leach area or mill site area, Spartan or its successors and assigns shall be affirmatively obligated to establish, using recognized industry methods and practices, that the mineralization underlying such area of the Property is either so minimal that the minerals are not economically recoverable by surface mining methods, or that the mineralization, in whatever quantity, lies far enough beneath the surface that any recovery of minerals would only be economical from an underground mining operation, with respect to which the use of the land surface for a waste dump, heap leach area or mill site would not interfere with the recovery of minerals and payment of associated Production Royalties thereon.

ARTICLE TEN
RECORDS; INSPECTION

10.1 Spartan's records of all mining operations on the Property pertinent to computation of royalties shall be available for Owner's inspection upon reasonable advance notice and during normal business hours, but no more than once each quarter. Owner may enter the mine workings and structures on the Property at all reasonable times upon reasonable advance notice for inspection thereof, but Owner shall so enter at his own risk and shall indemnify and hold Spartan harmless against and from any damage, loss or liability by reason of injury to Owner or his agents or representatives or damage to or destruction of any property of Owner or said agents or representatives while on the Property on or in said mine workings and structures. If Spartan shall encounter any Excluded Substances in connection with its exploration operations on the Property, Spartan shall supply Owner with copies of the factual non-interpretive data, and drill logs generated in connection with the discovery of such Excluded Substances as soon after such discovery as reasonably practical.

ARTICLE ELEVEN
TAXES

11.1 Spartan shall pay all taxes assessed against any personal property which it may place on the Property and shall pay any taxes or increase in real property taxes assessed against the Property due to its operations thereon. Owner shall provide promptly to Spartan copies of all documents relating to such taxes or increase in taxes. Spartan may take such action, at its expense, as it deems proper to obtain a reduction or refund of taxes paid or payable to it, and Owner shall cooperate in such action, including but not limited to allowing such action to be taken and prosecuted in Owner's name. Owner shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the execution of this Agreement.

ARTICLE TWELVE
LIENS

12.1 Spartan shall keep the Property free of all liens for labor or materials furnished to it in its operations hereunder and shall indemnify and save harmless Owner against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations hereunder, except as provided in Article 10 above. Spartan may, but shall have no obligation to, contest the validity of any lien of the Property at its expense, and Owner shall cooperate in such contest, including but not limited to allowing such contest to be taken and prosecuted in Owner's name, and any such lien shall not be deemed a default unless finally adjudicated to be valid and not discharged by Spartan.

12.2 Owner shall not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance shall hereafter accrue against the Property by act or neglect of Owner, then Spartan may, at Spartan's option, pay and discharge the same, and if Spartan elects so to do, Spartan may deduct the amount so paid from any AMR or Production Royalties or other payments hereunder, together with interest thereon from the date or payment of said sums at the weighted average of prime rates throughout the year (as established by the Bank of America), subject to the application of any Nevada usury statute.

ARTICLE THIRTEEN
TERMINATION

13.1 Spartan shall have the right at any time to terminate this Agreement upon written notice to Owner. Spartan shall also have the right, from time to time, to release portions of the Property from this Agreement (hereinafter a "Partial Release"). Spartan shall provide written notice to Owner of such Partial Release, which notice shall specify the property so released, which shall consist of a minimum of all property subject to this Agreement within a section of land. A Partial Release shall reduce the AMR payments as a function of the net mineral acres so released, provided however, that the minimum AMR payment pursuant to Article 5 of this Agreement shall not be less than TEN THOUSAND DOLLARS ($10,000.00) during the term of this Agreement.

13.2 Upon termination of this Agreement by Spartan, or a Partial Release, as the case may be, all payments theretofore made to Owner shall be retained by Owner and all liabilities and obligations of Spartan to Owner not then due or accrued shall cease and terminate, except any for all environmental conditions resulting from Spartan's operations on the Property shall survive termination or Partial Release. Property which has been released from the effect of this Agreement, or which has been reconveyed, shall no longer be available for recoupment from Production Royalty. Within SIXTY (60) DAYS of termination, or a Partial Release, as the case may be, Spartan shall deliver to Owner a good and sufficient release and quitclaim to Owner that portion of the Property so terminated or released.

13.3 Upon termination of this Agreement, or Partial Release, as the case may be, Spartan shall furnish Owner with a complete summary of the factual information obtained as a result of work done by Spartan on the Property terminated or released, including, but not limited to, logs of all holes drilled thereon, ore values encountered, if any, analyses thereof and pertinent maps and surveys prepared by Spartan in the course of such work. Spartan makes no representation or warranty, expressed or implied, as to the accuracy of any information or data made.

ARTICLE FOURTEEN
DEFAULT

14.1 If Spartan defaults in any of its obligations hereunder, Owner may give Spartan written notice thereof specifying the defaults(s). Spartan shall have THIRTY (30) DAYS from receipt of such notice to cure the default unless it is of a nature that THIRTY (30) DAYS is insufficient time in which to cure. In the latter event, Spartan shall make substantial efforts to cure such default within the THIRTY (30) DAYS, and shall continue such efforts until the default is cured. If Spartan, in good faith disputes that a default has occurred, then Spartan shall so advise Owner in writing giving all available reasons to support the position. Thereafter, if the parties continue to dispute the existence of a default, the matter may be resolved or determined by arbitration under the rules and conditions of the American Arbitration Association or, if the Parties fail to agree on arbitration, by litigation in a court of competent jurisdiction, and the Parties shall have at their respective disposals all legal and equitable remedies allowed by law.

ARTICLE FIFTEEN
FORCE MAJEURE

15.1 The terms of this Agreement may be extended or the Agreement terminated in the case of an event of force majeure in accordance with the following:

a.           The term of this Agreement shall be extended by any event of force majeure, and the obligations of Spartan under this Agreement, except for the payment of money, shall be suspended and Spartan shall not be deemed in default or liable for damages or other remedies while Spartan is prevented from complying therewith by force majeure. For purposes of this agreement, force majeure shall include, but not be limited to: acts of God; the elements; acts of War, insurrection, riots or terrorism; strikes, lockouts and other labor disputes; inability to obtain or delay in obtaining necessary materials or permits, approvals or consents; damage to, destruction or unavoidable shutdown or necessary facilities or equipment; acts or failures to act on the part of local, state, federal or foreign governmental agencies or courts, or of Indian tribes; or any other matters (whether or not similar to those mentioned above, and whether foreseeable or unforeseeable) beyond Spartan's reasonable control; provided, however that settlement of strikes, lockouts and other labor disputes shall be entirely within the discretion of Spartan; and provided further that Spartan shall promptly notify other parties to this Agreement and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

b.           In entering into this Agreement, the parties assume that Spartan's access to the Property is and will continue to be unrestricted. Spartan's reasonable belief that the actions or inactions of any local, state or federal governmental authority, might prevent or impede access to the Property, or otherwise limit Spartan's ability to operate thereon, shall be considered an event of force majeure for purposes of this Agreement, and shall be referred to as an "access force majeure." If an access force majeure occurs, Spartan shall resume operations on the Property

9
within a reasonable time after access to the Property is no longer restricted, or to terminate this Agreement, without payment or penalty, if in Spartan's sole discretion the Property shall be inaccessible or otherwise available for exploration during the current or subsequent field season. In determining "reasonableness," Spartan shall be under no duty to contest the governmental agency or court action or inaction by protest, petition, appeal or any other means. The event of an access force majeure does not relieve Spartan of the obligation to make payments under this Agreement until termination or Partial Release as provided herein.

c. Notwithstanding any event of force majeure as described in this Article
15, all AMR or Production Royalty payments required by this Agreement shall be timely paid in accordance with this Agreement.

ARTICLE SIXTEEN
SURRENDER OF PROPERTY

16.1 In case of termination of this Agreement under the terms hereof or for any cause, Spartan shall have no liability or obligation hereunder except for those, including reclamation obligations, already accrued at such date of termination. Upon such termination, Spartan shall surrender the Property to Owner and shall deliver to them a written instrument in further evidence of such termination, in appropriate form for recording. Spartan shall have the right but not the obligation, to remove from the Property all property belonging to or installed by it, including but not limited to machinery; equipment; buildings; structures; fixtures; ores, and other materials; and concentrated products of ores or other materials (collectively, "Personal Property"). If Spartan desires to abandon any Personal Property, Spartan shall give Owner notice that Owner may elect to allow such Personal Property to remain on the Property. In the event of a conflict between the terms of this Article 16 and any relevant surface use agreement then in effect, if any, the terms or provisions of the surface use agreement shall control as to Spartan's obligations of reclamation and removal of property from the surface.

ARTICLE SEVENTEEN
CHANGE IN OWNERSHIP

17.1 Changes in Owner's ownership of the Property or the rights to receive Production Royalties hereunder occurring after delivery of this Agreement shall not be binding upon Spartan until it shall receive written notice of such change, signed by Owner, together with a certified copy or photographic copy of the recorded documents reflecting such change. No change or division in the Owner's ownership of the Property, mineral interests or Production Royalties hereafter accomplished shall operate to enlarge the obligations or diminish the rights of Spartan hereunder.

ARTICLE EIGHTEEN
NOTICES

18.1 All notices hereunder shall be in writing and may be delivered by certified mail, or by personal delivery, and such mailing thereof, or personal delivery, shall be deemed the act of giving of notice. Such notices shall be addressed to Owner as follows:

K & K TOMERA LANDS, LLC % Robert J. Wines
687 6th Street, Suite 1
Elko, NV 89801

And to Spartan, as follows:

William H. Whitmore, Jr., President Spartan Gold, Ltd.
13951 N. Scottsdale Rd., Suite 233 Scottsdale, AZ 85260

ARTICLE NINETEEN
USAGE

19.1 All defined terms as used herein include the plural, and reference to one gender includes the other and the plural when appropriate.

ARTICLE TWENTY
MEMORANDUM FOR RECORDING

20.1 Upon Spartan's request, Owner shall execute a Memorandum of Mining Lease and Agreement covering the Property for purposes of recording. Owner shall not record this Agreement without Spartan's prior written consent.

ARTICLE TWENTY ONE
ASSIGNMENT

21.1 Subject to Article 17, Owner may assign its rights under this Agreement, in whole or in part, and this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns. Spartan may assign this Agreement in whole or in part at any time to any other party with prior written consent of Owner, which consent shall not be unreasonable withheld, and such assignment shall, to the extent of such assignment, not relieve and discharge Spartan of its obligations hereunder, unless the parties otherwise agree in writing.

a.            COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute a single agreement.

b.            U.S. DOLLARS. All DOLLAR amounts are in US currency.

c.            GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

d.            ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties and may be modified or amended only in writing by an instrument signed by the party to be charged with such modification or amendment.

e.              DOCUMENT PREPARATION CHARGES. Spartan Resources shall pay all attorney fees incurred in preparing and negotiating the terms of this lease.

SPARTAN GOLD. LTD. By: /s/ William H. Whitmore, Jr. WILLIAM H. WHITMORE, JR., President	K&K TOMERA LANDS, LLC a Nevada Limited Liability Company By: /s/ Robert J. Wines ROBERT J.WINES, Manager

STATE OF NEVADA    )
                                          ) ss.
COUNTY OF ELKO       )

On this 1st day of April, 2011, personally appeared before me, a Notary Public, ROBERT J. WINES, known or proved to me to be said person, who acknowledged that he executed the foregoing instrument as Manager of K & K Tomera Lands, LLC, a Nevada Limited Liability Company

/s/ Cathrine J. Hassett
Notary Public
Commission Expires 1-5-2014.

STATE OF NEVADA    )
                                          ) ss.
COUNTY OF ELKO       )
On this lst day of April, 2011, personally appeared before me, a Notary Public, WILLIAM H. WHITMORE, JR., known or proved to me to be said person, who acknowledged t at he executed the foregoing instrument as President of Spartan Gold, Ltd. a Nevada Limited

/s/ Cathrine J. Hassett
Notary Public
Commission Expires 1-5-2014.

EXHIBIT A
Undivided Mineral Estate Interest

Township 31 North, Range 54 East, Elko County, Nevada Section 19: All

Township 31 North, Range 53 East, Elko County, Nevada

Section 25: All
Section 26:SIASE1/4, NEVISE1/4,SEVISW1/4 (160 Acres)
Section 35: All (undivided 50% mineral estate interest)

Total Net Mineral Acres: 1,760 more or less

EXHIBIT B
NET SMELTER RETURNS CALCULATION

1. Definitions. Words and terms defined in the Mining Lease and Agreement ("Agreement") to which this Exhibit B is attached shall have the same meaning for purposes of this Exhibit B. In addition, the folloWing definitions apply:

A. "Applicable Percentage" means the percentage of Net Smelter Returns payable as Production Royalty under Article 6 of the Agreement (subject to recoupment of AMR paid under Article 5 of the Agreement and to the buy down provisions of Article 6 of the Agreement), after taking into account the lesser interest provisions of the Agreement, if applicable.

B."Affiliate" means a person or entity controlled by, controlling or under common control with Spartan.

C."Deemed Sale" of Products shall mean any of the following:

i.Any sale to an Affiliate;

ii.Any case in which Spartan does not sell the Products to a smelter, refiner or other processor and instead retains ownership of the Products after they have been smelted, refined or otherwise processed into a salable product for a period of more than thirty (30) days; or

iii.   Any transaction where the Products are the subject of forward sales, futures trading, and commodities options trading or other price protection or speculative arrangements.

iv.   Sale or assignment of the Agreement or rights therein or the granting of overriding or other royalties or payments based on production of Products shall not constitute a Deemed Sale of Products giving rise to Net Smelter Returns or the duty to pay royalty thereon.

D."Net Smelter Returns" ("NSR") as used in the Agreement shall mean  the net proceeds received by Spartan from the sale or other disposition of Products from the Property after deductions from the Sales Price for all of the following (unless already allowed for in the Sales Price):

i. Custom smelting and refining costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, transportation from smelter to refinery and from refinery to market; provided, however, in the case of heap or dump leaching operations, all processing and recovery costs incurred by Spartan beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

ii.  Assaying and sampling charges imposed by the smelter or refinery (adjusted for any credits for silver and other metals allowed by the smelter or refinery) or otherwise incurred by Spartan for the purposes of selling Products;

iii.  Cost of transporting (including, without limitation, security and insurance costs) mineral product from the mine site to a smelter, refiner or other place of treatment; and

iv.   The amount of taxes (other than taxes measured by income), excise, duties and charges levied by a government or a governmental authority and payable by Spartan as a result of the production and/or sale by it of those Products.

If any of the foregoing matters for which deductions are allowed are performed by Spartan or an Affiliate, then charges and costs for such services shall not exceed rates charged by independent third parties unrelated to Spartan offering comparable services for comparable products on prevailing terms.

E.  "Royalty Credits" means and includes all amounts of AMR. previously paid to Owner by Spartan as required by Article 5 of the Agreement to the extent recoverable but not yet recovered from Production Royalty as authorized by Article 5 of the Agreement.

F.  "Sale Date" shall mean (a) for a sale in an arm's length transaction to a third party or Deemed Sale under subparagraphs (i) or (iii) of paragraph (C) above, the date, after the Products have been smelted, refined or otherwise treated or processed, that Spartan receives or is credited with sales proceeds by the purchaser, or (b) in the case where Spartan retains possession and ownership of the Products pursuant to subparagraph (C)(ii) above, the date on which the Products are made available to Spartan by the smelter, refiner or other processor.

G.   The "Sales Price" of Products from the Property is defined as follows:

i.    In the case of any current sale of Products to a third party that is not a Deemed Sale, Sales Price means the net amount actually received by Spartan from any refinery, smelter or other purchaser for such Products.

ii.  In the case of any Deemed Sale, the Sales Price shall be calculated by multiplying the number of units of the refined metal or other mineral product sold or processed to a salable product during any month by the average of the afternoon gold price fixings for current sales on the London Bullion Market Associates for refined gold, or the daily spot prices as quoted by London Metals Exchange for one unit of any other refined metal or mineral product during the same month, multiplied by the number of units of such Products sold or that are the subject of a Deemed Sale during that month. If, for any reason, published prices for any Products produced from the Property are not available from the sources set forth above, the parties shall select such other published commodity exchange, producer, trade publication or other listing as will fairly reflect the spot price at which sales of such commodities are being effected at the time the price is to be fixed pursuant to this paragraph.

The effect of any Spartan forward sales, futures trading or commodities options trading, or any other price hedging, price protection or speculative arrangements involving the possible delivery of any Products from the Property shall be excluded.

2.  Computation of Royalty. If and each time that Products mined from the Property are sold or the subject of a Deemed Sale by Spartan, Spartan shall calculate the Net Smelter Returns ("NSR") realized by Spartan in connection with the sale or Deemed Sale. The NSR so calculated shall then be multiplied by the Applicable Percentage to determine the Production Royalty for the Products in question. Then any applicable Royalty Credit shall be subtracted from the Production Royalty and Spartan shall pay Owner the resulting amount. Owner shall have no right whatsoever to take Products or royalty "in kind."

3.  Treatment and Sale. Spartan shall have the right (but not the obligation) to concentrate, mill, smelt, refine, upgrade or otherwise process or beneficiate Products mined from the Property, at locations on or off the Property. Spartan shall not be liable for any values lost in processing under sound processing practices and procedures, and no Production Royalty shall be payable to Owner with respect thereto. Also no Production Royalty shall be payable to Owner for or with respect to reasonable quantities of Products which are not sold by Spartan but are used by Spartan for assaying, treatment amenability, metallurgical or other analytical processes or procedures.

4.  Commingling.  Spartan shall have the right of mixing or commingling, at any location and either underground or at the surface, any Products mined from the Property with any ores, metals, Products, or mineral products mined from other lands, provided that Spartan shall determine the weight or volume of, sample and analyze all such ores, metals, Products and mineral products before the same are so mixed or commingled. Any such determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of Production Royalty payable to Owner hereunder in the event of a sale by Spartan of materials so mixed or commingled.

5.   Statements and Payments. Each Production Royalty payment due to Owner hereunder (after subtraction of any applicable Royalty Credits) shall be made within thirty days after the end of the calendar month during which the Sale Date occurs. Each such payment shall be accompanied by an itemized statement setting out information required to calculate the amount of the payment. Each Production Royalty payment due to Owner shall be made in accordance with Article 6 of the Agreement.

6.  Audit. Owner shall have a period of ninety (90) days after the receipt by Owner of each statement to give Spartan notice of any objection by Owner thereto. If Owner fails to object to a particular statement within ninety (90) days after the receipt by Owner thereof, the accuracy of such statement and the amount of any payment transmitted therewith shall be conclusive with respect to Owner. If Owner objects to the accuracy of a particular statement or the amount of the payment transmitted thereby within ninety (90) days after the statement is received by Owner, a certified public accountant mutually acceptable to the parties and retained by Owner may promptly audit Spartan's relevant books and records at an office selected by Spartan and during Spartan's normal business hours. Any such audit shall be made at the sole expense of Owner if the audit determines that the payment in question was accurate to within three percent (3%). Any such audit shall be made at the sole expense of Spartan if the audit determines that the payment in question was inaccurate by more than three percent (3%). In any case, the payment in question shall be adjusted to reflect the results of the audit.

7.  Adjustments. Any charges, costs or expenses or any adjustments thereto which are actually made and given to Spartan by a purchaser, shipper, processor or other creditor that were not taken into account in a statement to Owner which accompanied a preceding Production Royalty payment shall be taken into account in determining the amount of the next Production Royalty payment, but no such charges or adjustments shall otherwise affect the conclusiveness of preceding statements or payments.